                                                                  EXHIBIT 3.6(a)


                             PARTNERSHIP AGREEMENT

                        AMENDED AND RESTATED AGREEMENT
                           OF LIMITED PARTNERSHIP OF
                       CORAL RESERVES ENERGY INCOME FUND
                           1996 LIMITED PARTNERSHIP

                               TABLE OF CONTENTS


                                                                            Page
I.  THE PARTNERSHIP........................................................  -1-

       1.01  Name..........................................................  -1-
       1.02  Business......................................................  -1-
       1.03  Office........................................................  -2-
       1.04  Term..........................................................  -2-
       1.05  Agent for Service of Process..................................  -2-

II.    DEFINITIONS.........................................................  -2-

III. PARTNERS AND CAPITAL CONTRIBUTIONS....................................  -5-

       3.01  General Partners..............................................  -5-
       3.02  Initial Limited Partners......................................  -5-
       3.03  Limited Partners..............................................  -5-
       3.04  Return of Capital Contributions...............................  -6-
       3.05  Liability of Limited Partners.................................  -6-
       3.06  Ownership of Partnership Property.............................  -6-
       3.07  Discounted Units..............................................  -6-

IV. PARTNERSHIP DISTRIBUTIONS AND ALLOCATIONS..............................  -6-

       4.01  Capital Account Maintenance...................................  -6-
       4.02  Book Allocations..............................................  -8-
       4.03  Tax Allocations............................................... -11-
       4.04  Allocation Among Partners..................................... -13-
       4.05  Cash Distributions............................................ -14-

       4.06  Distribution of Net Proceeds from Sales or
             Other Dispositions............................................ -14-

V.     DUTIES, POWERS, AND RESTRICTIONS OF THE GENERAL
        PARTNERS........................................................... -15-

       5.01  Management.................................................... -15-
       5.02  Partnership Deposits and Disbursements........................ -20-
       5.03  Books......................................................... -20-
       5.04  Accounting.................................................... -20-
       5.05  Other Ventures................................................ -21-
       5.06  Right to Rely on Authority of the Managing General Partner.... -21-
       5.07  Prohibition on Management Participation by Limited Partners... -21-
       5.08  Liability of the General Partners; Indemnity.................. -21-
       5.09  Removal of a General Partner.................................. -22-

VI.    TRANSFER OF PARTNERS' INTEREST...................................... -23-

       6.01  General Partners.............................................. -23-
       6.02  Limited Partners.............................................. -23-
       6.03  Section 754 Election.......................................... -24-

VII.  DISSOLUTION OF PARTNERSHIP........................................... -25-

       7.01  Limited Partners.............................................. -25-
       7.02  General Partners.............................................. -25-
       7.03  Procedure..................................................... -25-
       7.04  Capital Accounts.............................................. -26-

VIII.  MISCELLANEOUS....................................................... -26-

       8.01  Agreement in Counterparts..................................... -26
       8.02  Notices....................................................... -26-
       8.03  Power of Attorney............................................. -26-
       8.04  Amendment..................................................... -27-
       8.05  Additional Documents.......................................... -27-
       8.06  Meetings...................................................... -27-
       8.07  Validity...................................................... -27-
       8.08  Governing Law................................................. -27-
       8.09  Waiver........................................................ -27-
       8.10  Federal Tax Audits............................................ -27-
       8.11  Delivery of Certificates...................................... -28-
             Schedule A - Limited Partners
                B - Subscription Agreement

                        AMENDED AND RESTATED AGREEMENT
                           OF LIMITED PARTNERSHIP OF
          CORAL RESERVES ENERGY INCOME FUND 1996 LIMITED PARTNERSHIP
          ----------------------------------------------------------


        AMENDED AND RESTATED AGREEMENT made as of the ____ day of ______________, 199___, by and among Coral Reserves Energy Corp., an Oklahoma corporation as the Managing General Partner (the "Managing General Partner"), Leo Woodard and John Penton, Individuals as Additional General Partners (the "Additional General Partners") (the Managing General Partner and Additional General Partners are collectively referred to as "General Partners"), Leo Woodard and John Penton, Individuals as the Initial Limited Partners (the "Initial Limited Partners"), and each of the persons (the "Limited Partners") from time to time listed on Schedule A hereto.

                              W I T N E S S E T H
                              - - - - - - - - - -

        WHEREAS, the General Partners and the Initial Limited Partners have formed a limited partnership pursuant to the provisions of the Oklahoma Revised Uniform Limited Partnership Act (the "Partnership Act") under the name of "Coral Reserves Energy Income Fund 1996 Limited Partnership" (the "Partnership") by filing for record a Certificate of Limited Partnership of the Partnership with the Oklahoma Secretary of State on April 18, 1996; and

        WHEREAS, the General Partners and the Initial Limited Partners desire to
(i) amend and restate in its entirety their agreement as set forth in the aforesaid Certificate of Limited Partnership, (ii) effect the withdrawal of the Initial Limited Partners and (iii) provide for the admission of the Limited Partners as provided in this Amended and Restated Agreement of Limited Partnership (the "Agreement");

        NOW, THEREFORE, in consideration of the foregoing premises, and the covenants and agreements herein contained, the parties hereto do hereby certify and swear and agree as follows:

          I.  THE PARTNERSHIP
              ---------------

          1.01 Name.  The name of the Partnership shall continue to be Coral
               ----
Reserves Energy Income Fund 1996 Limited Partnership.

          1.02 Business.  The Partnership will carry on the business of
               --------
acquiring, managing, improving and selling or otherwise disposing of Production Interests, as herein defined, in oil and gas properties located in Oklahoma or in such other states as the

Managing General Partner deems appropriate and will also engage in certain related activities. The Partnership shall have authority to do all things necessary or expedient to carry out its stated purposes.

          1.03 Office.  The office of the Partnership shall be located at 119
               ------
North Robinson, Suite 600, Oklahoma City, Oklahoma, 73102, or at such other location in Oklahoma as the Managing General Partner may determine from time to time upon prior written notice to the Limited Partners.

          1.04 Term.  The term of the Partnership commenced on the date that
               ----
the Partnership's Certificate and Agreement of Limited Partnership was filed in the office of the Secretary of State of the State of Oklahoma and shall continue until the date on which all Partnership assets are sold or otherwise disposed. Notwithstanding the foregoing, the Partnership will terminate no later than January 1, 2016, and may be sooner terminated in the manner provided in Article VII hereof.

          1.05 Agent for Service of Process.  The Partnership's agent
               ----------------------------
for service of process of the Partnership shall be Scott M. Rayburn, an individual with a business address at 100 Park Avenue, Oklahoma City, Oklahoma, 73102, and whose residence address is 6416 Winchester Drive, Oklahoma City, Oklahoma, 73162.

          II.  DEFINITIONS
               -----------

          The following defined terms shall, unless the context requires otherwise, have the meanings specified. The singular shall be deemed to refer to the plural and the masculine gender shall be deemed to refer to the feminine and neuter, and vice versa as the context requires.

          "Additional General Partners" means Leo Woodard and John Penton, or any substituted or Additional General Partners admitted in accordance herewith.

          "Affiliate" of or a person or entity "affiliated with" a specified person or entity means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person or entity specified. For the purpose of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of securities, by contract or otherwise.

          "Agreement" means this Amended and Restated Agreement of Limited Partnership, as the same may be subsequently amended.

          "Capital Account" means the account described and maintained in accordance with Paragraph 4.01.

          "Capital Contribution" means, with respect to each Partner, the total amount of any money and the fair market value of any other property (other than any debt obligations of such Partner) contributed to the Partnership by such Partner (or the predecessor holder or holders of the Partnership interest of such Partner) pursuant to Article III.

          "Code" refers to the Internal Revenue Code of 1986, as amended.

          "Distributable Cash" for any period means the proceeds from Partnership operations on hand as of the end of such period, other than the Capital Contributions, cash used to establish reserves or proceeds from permitted borrowings or transactions described in Paragraph 4.06 hereof.

          "General Partners" means the Managing General Partner and the Additional General Partners.

          "Gross Annual Revenues" means revenues of the Partnership from all sources during any given year, including, without limitation, the proceeds of the sale of Production Interests.

          "Initial Limited Partners" means Leo Woodard and John Penton.

          "Limited Partner" means each person who has executed and delivered to the Partnership a Subscription Agreement substantially in the form of Schedule B annexed hereto, from the date such Subscription Agreement is accepted by the Managing General Partner, and any person thereafter becoming a limited partner hereof and excluding any person thereafter withdrawing as a limited partner.

          "Majority in Interest of the Limited Partners" means such of the Limited Partners who have made (at the time of determination) more than 50% of the Capital Contributions made by all Limited Partners.

          "Managing General Partner" means Coral Reserves Energy Corp., an Oklahoma corporation, or any substituted general partner admitted in accordance herewith.

          "Net Income" and "Net Loss" shall mean the income or loss of the Partnership from the operation of the Partnership's business as reported for federal income tax purposes. Net Income or Net Loss shall not include income, gain or loss from transactions described in Paragraph 4.06 but shall include all distributive items under Section 702 of the Code attributable to costs, if any, incurred by the Partnership in respect of the operation and management of the Partnership's business, such as taxes, interest, financing fees and management fees, if any.

          "Partners" refers to the General Partners and the Limited Partners.

          "Payout" means the date on which the amount of Distributable Cash and proceeds from the transactions described in Paragraphs 4.05 and 4.06 distributed to a Limited Partner equals the Capital Contributions of such Limited Partner.

          "Payout Amount" shall mean with respect to a Limited Partner the amount by which his Capital Contribution exceeds the amount of Distributable Cash previously distributed pursuant to Paragraph 4.05 and proceeds previously distributed pursuant to Paragraph 4.06 to such Limited Partner.

          "Production Interests" means (i) any interests in the gross production of oil and gas, including royalties, overriding royalties and production payments, as such terms are commonly used in the oil and gas business, payable in cash, free of all costs of drilling, exploration, production, operations and marketing and all other costs incident to the production and sale of oil and gas, whether or not limited in duration to the duration of the lease creating such interests, and (ii) any operating interests under an oil and gas lease, including working interests.

          "Recapture Income" means any gain recognized by the Partnership, or, in the case of gain required by Section 613A(c)(7)(D) of the Code to be computed separately by a Partner (but computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership that is not capital gain because such gain represents the recapture of deductions previously taken for federal income tax purposes with respect to such property or assets.

          "Related Acquisition Costs" means the direct expenses incurred by the Partnership in connection with locating, investigating, evaluating and arranging for the acquisition of Production Interests, including, without limitation, direct expenses of the officers and employees of the Managing General Partner reimbursable under the terms of this Agreement, the fees and disbursements of attorneys, accountants and petroleum engineers and geologists, data processing costs, well testing costs and other costs associated with the acquisition of Production Interests, but not including any portion of the fees payable hereunder to the General Partners and the Syndicate Manager and their Affiliates.

          "Simulated Basis" means the adjusted tax basis of any oil and gas property (as defined in Section 614 of the Code), determined for federal income tax purposes immediately following the acquisition of such property by the Partnership, as adjusted to reflect (a) additions to basis and (b) the Simulated Depletion Allowance.

          "Simulated Depletion Allowance" means a depletion allowance computed (in accordance with federal income tax principles) for each taxable year with respect to each oil and gas property (as defined in Section 614 of the Code), using the cost method of depletion. For purposes of computing the Simulated Depletion Allowance with respect to any property, the adjusted tax basis of such property shall be deemed to be the Simulated Basis in such property and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

          "Syndicate Manager" means Canaan Securities, Inc.

          "Unrealized Gain" attributable to a Partnership property means, as of any date of determination, the excess, if any, of the fair market value of such property as of such date of determination over the adjusted tax basis of such property as of such date of determination.

          "Unrealized Loss" attributable to a Partnership property means, as of any date of determination, the excess, if any, of the adjusted tax basis of such property as of such date of determination over the fair market value of such property as of such date of determination.


          III. PARTNERS AND CAPITAL CONTRIBUTIONS
               ----------------------------------

          3.01 General Partners.  Coral Reserves Energy Corp., shall continue to
               ----------------
be the Managing General Partner. Leo Woodard and John Penton shall continue to be the Additional General Partners. Except as set forth in Paragraph 7.04(b), the General Partners shall not be required to make any Capital Contribution to the Partnership. No additional or substituted general partners, except for entities controlled by Leo Woodard or John Penton, may be admitted to the Partnership without the consent of all other Partners.

          3.02 Initial Limited Partners.  The Initial Limited Partners have each
               ------------------------
made a contribution to the Partnership capital in the amount of $10.00. The Initial Limited Partners hereby withdraw from the Partnership and acknowledge the return of their Capital Contribution and shall have no further obligation to or any rights as Limited Partners in respect of the Partnership.

          3.03 Limited Partners.  (a)  Limited Partnership interests have been
               ----------------
or will be sold to the Limited Partners whose names and addresses are set forth on Schedule A hereto. At least five units at a purchase price of $100,000 per unit (each, a "Unit") have been sold and a maximum of 50 Units, in the aggregate, may be sold by the Partnership. The Managing General Partner may, in its sole discretion, elect to sell more than 50 Units up to a maximum of 100 Units.

               (b) The Managing General Partner may, in its sole discretion, have an initial closing ("Closing") and admit the subscribers as Limited Partners and the Partnership may continue to offer additional Units for sale until the earlier of (i) the date on which all of the Units have been sold or (ii) April 30, 1997, however, the Managing General Partner may, in its sole discretion, elect to extend the April 30, 1997, closing date.

               (c) The Managing General Partner, in its sole discretion, may elect to accept subscriptions for fractional Units. In such event, the purchase price of such Unit shall be proportionately reduced.

          3.04 Return of Capital Contributions.  Except as otherwise expressly
               -------------------------------
provided in this Agreement, the Capital Contributions of the Partners will be returned to them only in the manner and to the extent provided in Paragraph 4.06(b), and no Partner shall have the right to demand redemption of their interest, regardless of whether they withdraw from the Partnership. No Partner will have the right to demand or receive property other than cash in return for their Capital Contribution.

          3.05 Liability of Limited Partners.  The liability of each Limited
               -----------------------------
Partner to the Partnership shall be limited to the amount of their agreed Capital Contribution, and the Limited Partners shall have no further obligation to contribute money to, or in respect of, the liabilities or the obligations of the Partnership, nor shall the Limited Partners be personally liable for any obligations of the Partnership, except as may be required by the Partnership Act.

          3.06 Ownership of Partnership Property.  All property acquired by the
               ---------------------------------
Partnership shall be deemed to be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement, and no Partner, individually, shall have ownership of such property. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

          3.07 Discounted Units.  The General Partners, the Syndicate Manager
               ----------------
and other registered broker-dealers participating in the sale of the Units, certain planning firms and individual employees and Affiliates of the foregoing, may, at the discretion of the Managing General Partner, purchase Units for which no commissions will be charged, and the purchase price of such Units shall be reduced by the amount of the foregone commissions.

          IV. PARTNERSHIP DISTRIBUTIONS AND ALLOCATIONS
              -----------------------------------------

          4.01 Capital Account Maintenance.  (a)  A Capital Account shall be
               ---------------------------
established for each Partner on the books of the Partnership, which account, shall be maintained in accordance with the provisions of Treasury Regulation
Section 1.704-1(b)(2)(iv) and, to the extent not in conflict with such Regulations, this Paragraph 4.01(a). As to a Limited Partner, the Capital Account shall be initially equal to the capital contribution, if any, of such Limited Partner and, as to a General Partner, shall be initially equal to zero and thereafter, in each case, shall be increased by (i) additional cash contributions, if any, made by the Partner to the Partnership, (ii) the fair market value of any property contributed by the Partner to the

Partnership (net of any liability considered to be assumed by the Partnership pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(c) and any liability to which such property is subject); and (iii) the amount of any income or gain allocated to the Partner pursuant to Paragraph 4.02 and decreased by (i) the amount of any distributions of cash made to the Partner, (ii) the fair market value of any property distributed by the Partnership to the Partner (net of any liability considered to be assumed by the Partner pursuant to Treasury Regulation Section 1.701-1(b)(2)(iv)(c) and any liability to which such property is subject), (iii) the amount of any losses or deduction allocated to the Partner pursuant to Paragraph 4.02 and, (iv) the amount of any allocation to the Partner of expenditures of the Partnership (as described in Section 705(a)(2)(B) of the Code).

               (b) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided, however, that:

                    (i) Capital Accounts shall be adjusted for Simulated Depletion Allowance. Any Simulated Depletion Allowance deductions attributable to a separate oil and gas property (as defined in Section 614 of the Code) shall be computed by the Partnership using cost depletion. The Simulated Depletion Allowance determined with respect to an oil and gas property shall, in the aggregate, reduce the Capital Accounts of the Partners only to the extent of the Partnership's Simulated Basis with respect to such property. The allocations of basis, depletion deductions and amount realized from the sale or other disposition of oil and gas properties as provided in Paragraph 4.03 required by
Section 613A(c)(7)(D) of the Code shall not affect the Capital Accounts of the Partners.

                    (ii) All fees and other expenses incurred by the Partnership that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Account maintenance, be treated as an item of deduction and shall be allocated among the Partners pursuant to Paragraph 4.02.

                    (iii) The computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code.

                    (iv) Immediately prior to the actual or deemed distribution of any Partnership property (other than cash) or the distribution of cash in redemption of a Limited Partner's interest in the Partnership, the Capital Accounts of all Partners shall be adjusted (consistent with the provisions hereof and Section 704 of the Code) upwards or downwards to reflect any Unrealized Gain or Unrealized Loss attributable to each Partnership property (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of each such property, immediately prior to such distribution, and had been allocated to the Partners at such time pursuant to Paragraph 4.02). In determining such Unrealized Gain or

Unrealized Loss, the aggregate fair market value of Partnership properties as of any date of determination shall be determined by the Managing General Partner using such methods of valuation as it, in its good faith judgment, deems appropriate.

          4.02 Book Allocations.  (a)  For purposes of maintaining the Capital
               ----------------
Accounts, and in determining the rights of the Partners among themselves, each item of book income, gain, loss and deduction (computed in accordance with Paragraph 4.01) shall be allocated (in the manner described in Paragraph 4.02) to the Partners.

               (b)  (i)   The Simulated Depletion Allowance shall be allocated
among the Partners in the same proportion that the Simulated Basis of the oil and gas property (as defined in Section 614 of the Code) was allocated among the Partners pursuant to Paragraph 4.03(b).

                    (ii) Nonrecourse Deductions (as defined in Treasury Regulation Section 1.704-2(b)(i)) for any fiscal year or other period shall be allocated 99% to the Limited Partners and 1% to the Managing General Partner.

                    (iii) Any Partner Nonrecourse Deductions (as defined in Treasury Regulation Section 1.704-2(i)(2)) for any fiscal year or other period shall be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (as defined in Treasury Regulation
Section 1.704-2(b)(4)) to which such Partner Nonrecourse Deductions are attributable in accordance with the provisions of Treasury Regulation Section 1.704-2(i).

                    (iv) In the event that any fees paid to the General Partners or their Affiliates pursuant to this Agreement and deducted by the Partnership in reliance on Section 707(a) and/or 707(c) of the Code are disallowed as deductions to the Partnership on its federal income tax return as other than in compliance with the terms of such sections of the Code the General Partners shall be allocated items of Partnership income, if any, in the year such fees were paid, equal to the amount of such fees for which deductions were thus disallowed.

                    (v) Except as otherwise required in this Section 4.02(b), items of deduction resulting from the payment of the Organization Fees described in Paragraph 5.01(f) hereof and expenses described in Paragraph 5.01(g) computed as a percentage of each Partner's Capital Contribution shall be allocated to each Partner who is charged with such expense and cost under such paragraphs and
Section 3.07. Depreciation deductions shall be allocated 99% to the Limited Partners and 1% to the Managing General Partner; items of income attributable to interest earned on capital contributions shall be allocated solely to the Limited Partners.

                    (vi) Except as otherwise specifically required in Paragraph 4.02(b) (viii-xii), every item of income, gain, loss and deduction other than those items allocated in Paragraph 4.02(b)(i-v and vii) shall be allocated to each Partner as follows:

        That amount of each allocable item that bears the same ratio to the total of such item as the Capital Contribution of a Limited Partner bears to the total Capital Contributions of all Limited Partners shall be allocated 90% to such Limited Partner and 10% to the General Partners (9% to the Managing General Partner and .5% to each of the Additional General Partners) until the amount of the item so allocated bears the same ratio to the total amount of the item to be allocated as the Payout Amount at the beginning of the taxable period for such Limited Partner bears to the total amount distributed and to be distributed with respect to the taxable period to such Limited Partner, and thereafter, any remaining amount of the allocable item shall be allocated 75% to such Limited Partner and 25% to the General Partners (24% to the Managing General Partner and .5% to each of the Additional General Partners).

                    (vii) Any income or gain generated from the sale or other disposition of Production Interests or other Partnership Property in connection with the complete liquidation of the Partnership, shall be allocated as follows:

                           (A) First, an amount of income and gain equal to the
aggregate deficit balances in the Capital Account of all Partners shall be allocated to such Partners in proportion to any such deficits to the extent necessary to eliminate such deficits;

                           (B) Second, an amount of income and gain remaining
after the allocation in Paragraph 4.02(b)(vii)(A) shall be allocated in the same proportion as a Limited Partner's Capital Contribution bears to the total Capital Contributions of all Limited Partners first to such Limited Partner until such Limited Partner is allocated an amount which would increase the positive balance of his Capital Account to an amount equal to its Payout Amount, and thereafter, any remaining income and gain shall be allocated 75% to such Limited Partner and 25% to the General Partners (24% to the Managing General Partner and .5% to each Additional General Partner).

                    (viii) Any loss from the sale or other disposition of a Production Interest or depreciable equipment, whether or not in liquidation, shall be allocated with respect to Production Interests among all Partners in proportion to their share of the Simulated Basis of such Production Interest to the extent of their Simulated Basis and with respect to equipment, 99% to the Limited Partners and 1% to the Managing General Partner. Thereafter, any remaining loss will be allocated 100% to the Managing General Partner.

                    (ix) Notwithstanding anything to the contrary in this Paragraph 4.02, a Limited Partner shall not be allocated losses and deductions to the extent that such allocation would cause or increase a deficit in the Limited Partner's Capital Account (as adjusted for adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4),
(5) or (6) and additions pursuant to Treasury Regulation Section 1.704-2(g)(i) and 2(i)(5)). To the extent any allocation of losses and deductions would cause or increase a deficit in the Capital Account Balance of a Limited Partner, then:

                         (A)  Such amount of losses and deductions that would
cause or increase a deficit shall be allocated to the General Partners with positive Capital Account balances in proportion to their positive Capital Account balances until all such General Partners have been reduced to a zero balance and any remaining losses and deductions shall be allocated to the Managing General Partner; and

                         (B)  After any such allocation in subparagraph (A)
above, items of Partnership gross income and gain that would otherwise be allocated to a Limited Partner for any fiscal year shall be allocated instead to the General Partners to whom the loss or deduction was allocated under clause
(A) above (pro rata in proportion to the amount of each General Partner's allocation of such loss or deduction), until the amount of such gross income and gain so allocated equals the amount of loss or deduction previously so allocated to the General Partners under clause (A) above; provided, however, that no such allocation of gross income and gain to any General Partner shall be made under this clause (B) if the effect of such allocation would be to cause or increase a deficit balance in any Limited Partner's Capital Account.

                    (x) Notwithstanding anything to the contrary in this Paragraph 4.02, if any Limited Partner receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4),
(5) or (6) which causes or increases a deficit Capital Account balance as determined in (ix) above, such Limited Partner shall be allocated items of gross income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. This Paragraph 4.02(b)(x) is intended to comply with the qualified income offset provision contained in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                    (xi) Notwithstanding anything to the contrary in this Paragraph 4.02, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulation Section 1.704-2(d)) during any Partnership fiscal year, each Partner shall be specially allocated items of Partnership gross income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent provided in Treasury Regulation 1.704-2(f). This Paragraph 4.02(b)(xi) is intended to comply with the Partnership Minimum Gain chargeback provision contained in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

                    (xii) Notwithstanding anything to the contrary in this Paragraph 4.02, if there is a net decrease in Partner Minimum Gain (as defined below) with respect to a Partner Nonrecourse Debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) during any Partnership fiscal year, any Partner with a share of such Partner Minimum Gain attributable to such Partner Nonrecourse Debt shall be specially allocated items of Partnership gross income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent provided in Treasury Regulation Section 1.704-2(i)(4). This Paragraph 4.02(b)(xii) is intended to comply with the Partner Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith. Partner Minimum Gain shall mean, with respect to each Partner Nonrecourse Debt, an amount equal to the Partnership Minimum Gain determined in accordance with Treasury Regulation Section 1.704-2(i).

          4.03 Tax Allocations.  (a)  For federal, state and local income tax
               ---------------
purposes, except as otherwise provided in this Paragraph 4.03, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with the corresponding book allocations thereof as provided in Paragraph 4.02.

               (b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for federal income tax purposes separately by the Partners rather than the Partnership in accordance with Section 613A(c)(7)(D) of the Code. For purposes of such computation, the proportionate share of the adjusted tax basis of each such property (before taking into account any adjustments resulting from an election made by the Partnership on behalf of such Partner under Section 614 of the Code) shall be allocated to the Partners in proportion to and to the extent they bear the cost of the acquisition, and in the case of acquisitions funded from Capital Contributions under Paragraph 3.03 shall be allocated 99% to the Limited Partners and 1% to the Managing General Partner; provided, however, that the Managing General Partner shall have complete discretion to make these allocations in any reasonable manner that is consistent with Section 704(c). The purpose and intent of these allocations is to effect the allocations required by
Section 704(c) of the Code thereunder, and this provision shall be construed and interpreted to achieve that result. The Managing General Partner may amend any provision of this Agreement if such amendment is necessary to reflect allocations among the Partners consistent with Section 704(c) of the Code. It is the intent of these provisions to comply with Treasury Regulation 1.613A-3(e) and consistent therewith, upon the admission of a Limited Partner (pursuant to Section 3.03(b) hereof) subsequent to the Partnership's acquisition of any Production Interest (for purposes of this Section 4.03, a "New Limited Partner"): (i) the Partnership shall allocate to the New Limited Partner his or her share of the aggregate of the existing Limited Partners' adjusted bases (as determined pursuant to Treasury Regulation Section 1.613A-3(e)(3)(iii)) in each existing property in the same proportion as the New Limited Partner's Capital Contribution bears to the total of all Limited Partners' Capital Contributions; and (ii) each existing Limited Partner's adjusted basis shall be reduced by the percentage of the Partnership's aggregate basis in the property that is allocated to the New Limited Partner. Each Partner shall separately keep records of his share of the adjusted basis in each separate oil and gas property, adjust such share of the adjusted basis for any cost or percentage depletion allowable with respect to such property and use such adjusted basis in the computation of his cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership. It is the intent of the Partnership to comply with Treasury Regulation Section 613A-3(e)(3). Consistent therewith, each Partner hereto agrees to furnish to the Partnership, within 30 days of receipt of written request by the Partnership, a written statement which clearly and accurately states the amount of that Partner's adjusted basis or depletion deductions with respect to each existing Partnership property. In determining depletion deductions, each Partner must treat as actually deducted any amount disallowed and carried over as a result of the 65 percent of income limitation of Code Section 613A(d)(l).

               (c) Except as otherwise required by Section 704(c) of the Code, for the purpose of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership's allocable share of the "amount realized" (as such term is defined in Section 1001(b) of the Code) from such sale shall be allocated (A) first, to the Partners in an amount equal to the Simulated Basis in each oil and gas property in the same proportions as such Partners were allocated the Simulated Basis in (or attributable to) such property (as determined in accordance with Paragraph 4.03(b)), and (B) second, the balance to the Partners in proportion to and to the extent of their respective share of gain from such sale under Paragraph 4.02(b).

               (d) To the extent of any Recapture Income resulting from the sale or other taxable disposition of a Partnership asset, the amount of any gain from such disposition allocated to (or recognized by) a Partner for federal income tax purposes pursuant to the above provisions shall be deemed to be Recapture Income to the extent such Partner (or its predecessor in interest) has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as Recapture Income. Any recapture of tax credits shall be taken into account by those Partners to whom such credits were allocated as required under the Code and applicable Treasury Regulations.

               (e) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code and, where appropriate, to provide only Partners recognizing gain on Partnership distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Partnership property resulting from any election under Section 754 of the Code.

          4.04 Allocation Among Partners.  (a)  Except as otherwise expressly
               -------------------------
required in this Article IV, all allocations of income, gains, losses, deductions, credits and adjusted tax basis of depletable properties that are allocated to the Limited Partners as a group shall be allocated among them in proportion to their respective Capital Contributions as measured on the last day of the appropriate period as determined pursuant to Paragraph 4.04(b).

               (b) Partnership income, gain, loss, deduction, credits and Distributable Cash attributable to any interest in the Partnership or portion thereof which has been transferred shall be allocated between the transferor and the transferee as follows:

                    (i) For the months prior to the transfer, to the transferor;

                    (ii) For the months subsequent to the transfer, to the transferee;

                    (iii) For the month of the transfer, to the transferee if the transfer occurs on or before the 15th day of such month and to the transferor if occurring after.

For purposes of the above allocation of income, gain, loss, deduction and credit, Partnership items may be allocated equally among the months of the Partnership's tax year without regard to Partner ship operations during such months or may be allocated according to such other method as the Managing General Partner may choose in its absolute discretion, as then permitted by the Code.

               (c) Partnership income, gain, loss, deduction and credit shall be allocated among the Partners to take into account their varying interests during the year in which Capital Contributions are made at different times during such year in any manner determined by the Managing General Partner, in its absolute discretion, as then permitted by the Code.

          4.05 Cash Distributions.  For at least the first year of the
               ------------------
Partnership, Distributable Cash shall be calculated and distributed monthly, and thereafter at least quarterly (but more frequently in the discretion of the Managing General Partner), by the Managing General Partner to each Partner as follows:

               (a) Distributable Cash in the proportion that a Limited Partner's Capital Contribution bears to the total Capital Contributions of all Limited Partners shall be distributed 90% to such Limited Partner and 10% to the General Partners (9% to the Managing General Partner and .5% to each of the Additional General Partners) until Payout is achieved for such Limited Partner and any remaining amounts of Distributable Cash under this paragraph 4.05 shall be distributed 75% to such Limited Partner and 25% to the General Partners (24% to the Managing General Partner and .5% to each of the Additional General Partners).

               (b) If any Partner shall not withdraw the whole or any part of his share of Distributable Cash, such Partner shall not be entitled to receive any interest thereon, nor shall any such cash thus not withdrawn be deemed an increase in such Partner's share of the capital of the Partnership without the express, written consent of all other Partners.

               (c) For Partners admitted under Paragraph 3.03(b), a Limited Partner shall be treated as a Limited Partner for the month with respect to the distributions referenced in Paragraph 4.05(a) if they acquire their interest on or before the last day of the month.

          4.06 Distribution of Net Proceeds from Sales or Other Dispositions.
               -------------------------------------------------------------
(a) Except as provided in Paragraph 4.06(b), any net insurance proceeds, any net proceeds of a condemnation, sale, exchange or other disposition of a Production Interest or any portion of Partnership property or interest therein, other than the disposition of all Partnership assets upon dissolution and liquidation, shall be distributed in the following order of priority:

                    (i) First, to the creditors of the Partnership in payment of the unpaid liabilities of the Partnership to the extent required under agreements with such creditors; and

                    (ii) Next, to the setting up or replacing of any reserves which the Managing General Partner may deem reasonably necessary for any anticipated, contingent or unforeseen liabilities or obligations of the Partnership arising out of, or in connection with, the conduct of the Partnership's business;

                    (iii) Next, with respect to proceeds from the condemnation, sale, exchange or other disposition of a Production Interest, to the Partners in proportion to and to the extent of their respective share of the Simulated Basis of the Production Interests; and

                    (iv) Next, any remaining net proceeds in the proportion that a Limited Partner's Capital Contribution bears to the total Capital Contributions of all Limited Partners shall be distributed 90% to such Limited Partner and 10% to the General Partners (9% to the Managing General Partner and
 .5% to each of the Additional General Partners) until Payout is achieved for such Limited Partner and any remaining amount of net proceeds under this paragraph 4.06(a)(iv) shall be distributed 75% to such Limited Partner and 25% to the General Partners (24% to the Managing General Partner and .5% to each of the Additional General Partners).

               (b) After provisions have been made for payment of any unpaid liabilities of the Partnership to the extent required under agreements with creditors and the setting up of a liquidation reserve, all amounts distributed in liquidation of the

Partnership or of the interest of one or more Partners, shall be distributed in accordance with positive Capital Account balances of the Partners, the interest of which are being liquidated (as determined after taking into account all Capital Account adjustments for the taxable year to reflect the allocation of gain or loss attributable to the transaction giving rise to such proceeds and Unrealized Gain and Unrealized Loss pursuant to Paragraph 4.01(b)(iv)) in proportion to such positive Capital Account balances. Distributions pursuant to this Paragraph 4.06(b) shall be made by the end of such taxable year (or, if later, within 90 days after the date of such liquidation).

                              (c)  In the event that any reserves have been
established pursuant to the terms of this Agreement, distribution of such reserves will be made to the Partners who received allocations of income or gain from the sale of Production Interests corresponding to cash contributed to the reserves at the time such reserves were created in proportion to such allocations of income or gain from the sale of Production Interests, or, in the case of a liquidation reserve, in proportion to the positive Capital Account balances of the Partners after adjustment for the allocations of gain or loss arising from the liquidating sale and Unrealized Gain or Unrealized Loss.


                    V.        DUTIES, POWERS, AND RESTRICTIONS OF THE GENERAL
                              -----------------------------------------------
PARTNERS.
---------

                    5.01      Management. To the extent permitted by law, and
                              ----------
subject to the terms of this Agreement, the Managing General Partner shall have full charge of the conduct of the Partnership's business in all respects and shall have the following specific powers which it agrees to exercise in a commercially reasonable manner giving due consideration to its fiduciary obligation to the other Partners:

                              (a)       Acquisition of Production Interests. The
                                        -----------------------------------
Managing General Partner is authorized and agrees to use its best efforts to acquire Production Interests in oil and gas properties located in Oklahoma or such other states as it deems appropriate, on such terms and conditions as it believes are in the best interest of the Partnership, subject to the following limitations:

                                        (i)   The Managing General Partner will
endeavor to diversify the Partnership's investments to the extent deemed to be in the best interests of the Partnership by investing in properties in different geographic locations and by balancing investments between properties having predicted high rates of production in the early years, with possibly lower rates in later years, and properties with more consistent levels of production over a longer term.

                                        (ii)  The Managing General Partner will
endeavor to reduce the risks of investment further by limiting the amount of Partnership funds committed to any single property and will in no event commit in excess of 10% of the total capital of the Partnership to Production Interests in a single well without the consent of a Majority in Interest of the Limited Partners.

                                        (iii)  The Managing General Partner will
evaluate each property which is considered for acquisition using such information as is available, including, for example, reserve reports, well logs, and pressure and production records. In the event no current reserve report exists in respect of any property in which the Managing General Partner intends to acquire an interest, the Managing General Partner may cause such a report to be prepared. The Managing General Partner may engage such consultants or other technical advisors at the expense of the Partnership as it deems necessary or advisable to advise the Partnership regarding acquisitions or dispositions of Production Interests.

                                        (iv)   Production Interests may be
purchased from the General Partners or an Affiliate, but only if the purchase price does not exceed the fair market value of such interest. All Production Interests purchased from the General Partners or an Affiliate will be acquired by the Partnership on terms which conform substantially to industry practice.

                                        (v)    Prior to the use of the Capital
Contributions in the manner contemplated by this Agreement, the Managing General Partner shall invest such Capital Contributions in either United States treasury bills or other securities guaranteed by the United States government, or in a separately designated interest-bearing account or certificate of deposit of a major United States bank, and any interest thereon shall be the property of the Partnership; provided, however, that the Managing General Partner shall distribute to the Limited Partners all Capital Contributions which have not been used to purchase Production Interests or otherwise used to cover Partnership expenses or for the establishment of reserves permitted hereunder by April 30, 1997, together with any interest earned thereon, in the proportion in which such Capital Contributions were made by the Limited Partners.

                                   (b)  Other Operations. The Managing General
                                        ----------------
Partner will not cause the Partnership to engage in any exploratory or developmental drilling or any related drilling or production enhancement activities except to the extent provided herein.

                                        (i)   The Managing General Partner may
cause the Partnership to engage in the drilling of offset wells or the reworking, recompletion, deepening or plugging back of existing wells to the extent such activities are incident to the operation of leases in which the partnership owns a Production Interest and such activities are, in the determination of the Managing General Partner, in the best interests of the Partnership.

                                        (ii)  The Managing General Partner may
cause the Partnership to engage in secondary or tertiary recovery operations and other production enhancement techniques to the extent such activities are incident to the operation of leases in which the Partnership owns a Production Interest and such activities are, in the determination of the Managing General Partner, in the best interests of the Partnership.

                                        (iii) The activities described in
subparagraphs (i) and (ii) may, in the discretion of the Managing General Partner, be financed out of Partnership capital, Partnership borrowing permitted under Paragraph 5.01(e) or out of Partnership revenues from Production Interests.

                              (c)       Sale of an Oil and Gas Interest. The
                                        -------------------------------
Managing General Partner may, on behalf of the Partnership, sell or otherwise dispose of any Production Interest owned by the Partnership upon such terms and conditions as it believes to be in the best interests of the Partnership; provided, however, that:

                                        (i)   Without the prior written consent
of a Majority in Interest of the Limited Partners, the Partnership shall not sell or otherwise dispose of Partnership assets which had, at the time of their acquisition, a fair market value in excess of 50% of the initial capital of the Partnership;

                                        (ii)  Any Production Interest which is
transferred to an Affiliate by the Partnership shall be for a consideration not less than the fair market value thereof; and

                                        (iii) The Partnership may farm out a
Production Interest if the Managing General Partner determines that (a) the Partnership lacks sufficient funds to drill on the Property in which it owns such Production Interest, or (b) the best interests of the Partnership would otherwise be served by such transaction.

                              (d)       Miscellaneous. The Managing General
                                        -------------
Partner shall have authority to take all such other action as may be necessary to carry out the business of the Partnership, including but not limited to the following:

                                        (i)    To arbitrate, compromise, settle,
sue on or defend any claim of or against the Partnership;

                                        (ii)   To insure the Partnership against
such risks and hazards and in such amounts as it shall determine;

                                        (iii)  To designate depositories for the
funds of the Partnership and to make deposits therein and withdrawals therefrom in accordance with Paragraph 5.02;

                                        (iv)   To establish reserve accounts
reasonable in amount, to provide for any contingent or unforeseen liabilities or obligations of the

Partnership, and to invest the funds held in such reserve account in United States treasury bills or other securities guaranteed by the United States Government, or in a separately designated interest-bearing bank account, or certificate of deposit;

                                        (v)    To employ, engage, retain and
oversee any persons, firms or corporations to act as accountants or lawyers or other personnel, and to pay such fees and other amounts in connection therewith, as it may deem necessary or desirable;

                                        (vi)   To file for record a Certificate
of Limited Partnership or any amendment thereto in the appropriate office;

                                        (vii)  To execute, acknowledge and
deliver any and all instruments which may be deemed necessary or convenient to effect the foregoing;

                                        (viii) To pay all Partnership fees and
expenses of any kind, including, without limitation, the fees and expenses related to developing the Production Interests;

                                        (ix)   Subject to the restriction set
forth in Paragraph 5.01(e)(i), to borrow funds on behalf of the Partnership and to secure such borrowings with Partnership assets;

                                        (x)    To enter into any transactions
with Affiliates (including, without limitation, retaining Affiliates to manage operations at the site of any property in which the Partnership has a Production Interest), provided that the terms of such transactions are at least as favorable to the Partnership as those which would have been available from unaffiliated third parties; and

                                        (xi)   To perform all other necessary
business and take such other actions permitted by law as may be necessary, advisable or expedient to carry on the business of the Partnership.

                              (e)       Restrictions. Notwithstanding anything
                                        ------------
contained in this Agreement to the contrary, the Managing General Partner shall not, without the prior written consent of a Majority in Interest of the Limited Partners, do any of the following:

                                        (i)    Borrow funds in excess of 30% of
the total Capital Contributions of the Limited Partners to finance Partnership activities (including acquiring and developing Production Interests); or

                                        (ii)   Confess a judgment against the
Partnership.

                           (f)    Organization and Property Acquisition Fees.
                                  ------------------------------------------
For services rendered in connection with the organization of the Partnership, the selection of oil and gas properties and negotiation of acquisition contracts and the negotiation of the relationship with the Syndicate Manager the Managing General Partner shall receive a fee in the amount of 6% of the Capital Contributions of each Limited Partner, payable simultaneously with the acceptance by the Partnership of such Capital Contributions.

                           (g)    Syndication Expenses. The Managing General
                                  --------------------
Partner is authorized to pay the Syndicate Manager brokerage commissions in the amount of 8% of the purchase price of the Units and for its services rendered in connection with rendering periodic reports to the Limited Partners regarding Partnership activities, an annual Investor Services Fee in the amount of 1-1/2% of the Gross Annual Revenues of the Partnership for such year. The Managing General Partner is further authorized to enter into an agreement with the Syndicate Manager pursuant to which the Syndicate Manager will be paid.

                           (h)    Reimbursement of Expenses. The Managing
                                  -------------------------
General Partner will be reimbursed by the Partnership for out-of-pocket expenses incurred in its capacity as Managing General Partner. In addition, the Managing General Partner will be reimbursed out of Partnership funds for the Partnership's allocable share to the extent incurred by the Managing General Partner of overhead expenses, including office rent and salaries for clerical staff and appropriate production supervisory personnel, and any other overhead expenses which the Managing General Partner deems reasonable. The audited financial statements required to be provided until Payout are deemed to be overhead expenses but audited financial statements provided after Payout will be reimbursable out-of-pocket expenses. The reimbursement to the Managing General Partner for overhead expenses will in no event exceed five (5%) percent of Distributable Cash.

                    5.02   Partnership Deposits and Disbursements. In order
                           --------------------------------------
to insure that the books of the Partnership accurately reflect the receipts and disbursements of the Partnership, all receipts of the Partnership, including Capital Contributions from the Partners, will be deposited and maintained in the name of the Partnership in such bank account(s) as shall be designated by the Managing General Partner. The Managing General Partner will disburse only from funds in said Partnership account any and all fees and all other Partnership expenses and obligations, including any and all obligations owed to the Managing General Partner.

                    5.03   Books. (a) The Managing General Partner will
                           -----
maintain or cause to be maintained full and accurate books and records of the Partnership, and all Partners will have the right to inspect and examine the same at reasonable times and upon reasonable notice. The books will be kept on an accrual basis, and the fiscal year of the Partnership will be the calendar year.

                           (b)     The records to be kept at the Partnership's
office in Oklahoma shall include, without limitation, (i) a current list of the full name and last known business address of each Partner set forth in alphabetical order; (ii) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed, (iii) copies of the Partnership's federal, state and local tax returns and reports, if any, for the three most recent years, and (iv) copies of any then effective written Partnership Agreement and any financial statements of the Partnership for the three most recent years.

                    5.04   Accounting. The books will be closed and balanced at
                           ----------
the end of each fiscal year, until Payout and will be audited, at the expense of the Partnership by a firm of certified public accountants. After Payout the Partnership will not have an audit prepared unless requested to do so by a Majority in Interest of the Limited Partners. The Managing General Partner will, to the extent possible, furnish to each Partner, within 90 days after the close of each fiscal year, a Schedule K-1 (or any successor form thereto), and within 230 days after the close of each fiscal year, copies of the Partnership's annual financial statements, including a written balance sheet and statement of income or loss. Such financial statements will contain a report of said accountants which shall include: (a) a statement that an audit, if required, of such financial statements has been made in accordance with generally accepted auditing standards on the accounting basis used by the Partnership for making its federal income tax returns; (b) a statement of the opinion of such accountant with respect to the financial statements and the accounting principles and practices reflected therein and in regard to the consistency of the application of the accounting principles; and (c) an identification of any matters to which the accountant takes exception and a statement, to the extent practicable, of the effect of each such exemption on such financial statements. Such financial statements will also indicate the share of the Partners of the Net Income, Net Loss and other relevant fiscal items of the Partnership for such fiscal year. The Managing General Partner also agrees to arrange for the preparation of all tax returns required to be filed for the Partnership. Each Partner shall be entitled to receive, upon request, copies of all federal, state and local income tax returns and information returns, if any, which the Partnership is required to file. The Managing General Partner will engage on behalf of the Partnership a firm of qualified certified public accountants to prepare Partnership tax returns and to conduct the audits required under this Agreement.

                    5.05   Other Ventures. Subject to their fiduciary
                           --------------
obligations to the Partnership, any of the Partners may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not such activities compete with the business of the Partnership, and neither the Partnership nor the other Partners shall have, nor have the right to acquire, any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

                    5.06   Right to Rely on Authority of the Managing General
                           --------------------------------------------------
Partner. In no event shall any person dealing with the Managing General Partner
-------
or its representatives with respect to any property of the Partnership be obligated to ascertain that the terms of this

Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the Managing General Partner or its representatives; and every contract, agreement, promissory note, or the instrument or document executed by the Managing General Partner on behalf of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery of such instrument or document, this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and all of the Partners hereof, and (c) the Managing General Partner or its representatives were duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

                    5.07   Prohibition on Management Participation by Limited
                           --------------------------------------------------
Partners. (a)  No Limited Partner, except for a Limited Partner who is also a
--------
General Partner, shall participate in the management of the Partnership's business. (b) Except as otherwise provided herein, no Limited Partner (other than any Limited Partner who is also a General Partner) shall receive any compensation for services rendered to the Partnership.

                    5.08   Liability of the General Partners; Indemnity. The
                           --------------------------------------------
General Partners and their Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners if the General Partners, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners. The General Partners and their Affiliates will be indemnified by the Partnership against any losses, judgments, liabilities, and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partners.

                    All amounts paid by the Partnership to the General Partners by reason of the foregoing indemnification provisions of the Agreement will be paid out of Partnership assets and in no event shall any Limited Partner have any personal liability on account thereof.

                    Notwithstanding the foregoing, the General Partners and their Affiliates and any person acting as a Broker-Dealer shall not be indemnified for liabilities arising under federal and state securities laws unless (a) there has been a successful adjudication on the merits of each count involving securities laws violations; (b) such claims have been dismissed with prejudice on the merits; or (c) a Court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

                    In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the Court the position of the Securities and Exchange Commission and the Massachusetts Securities Division with respect to the issue of indemnification for securities law violations.

                    The Partnership may advance the legal expenses and other costs incurred in connection with any threatened, pending or contemplated action, suit or proceeding to which the General Partners were or are a party or are threatened to be made a party by reason of the fact that they are or were the General Partners of the Partnership, provided that the following three conditions are satisfied: (a) the legal action relates to the performance of duties or services by the General Partners on behalf of the Partnership; (b) the legal action is initiated by a third party who is not a Limited Partner; and (c) the General Partners undertake to repay any funds advanced under this subparagraph to the Partnership in any case in which the General Partners would not be entitled to indemnification under this paragraph.

                    The Partnership shall not incur the cost of the portion of any insurance which insures any party against any liability as to which such party is herein prohibited from being indemnified.

                    5.09   Removal of a General Partner. (a) Without limiting
                           ----------------------------
any rights of the Limited Partners otherwise provided at law or in equity, any General Partner may be removed as general partner of the Partnership at any time by a vote of 75% in interest of the Limited Partners for (i) fraud, gross negligence or willful misconduct; or (ii) a material default by it in the performance of its obligations to the Partnership under this Agreement.

                           (b)   The Limited Partners agree that they will not
exercise their right to remove or enforce any of their rights against the General Partners until such time as they have given written notice to the General Partners of their intention to exercise such right and the default, or act or action allegedly constituting fraud, gross negligence or willful misconduct relating thereto and have provided such General Partner with a reasonable time thereafter, not less than 30 days, within which to cure the default. If such default is cured within the permitted time, the rights of the Limited Partners under this Paragraph 5.09 with respect to that particular default will terminate.

                           (c)   Any removal of any General Partner under this
Paragraph 5.09 shall not relieve such removed General Partner from its obligations to the Partnership incurred prior to such removal nor shall it deny such removed General Partner the rights provided in Paragraph 7.02(b). Upon such removal the Partnership shall file an amendment to this Agreement evidencing the removal of the General Partner as General Partner of the Partnership.

                    VI.    TRANSFER OF PARTNERS' INTEREST
                           ------------------------------

                    6.01   General Partners. A General Partner may not assign or
                           ----------------
transfer any portion of its interest in the Partnership without the consent of a Majority in Interest of the Limited Partners. If a General Partner wishes to assign or transfer any portion of its interest, it must give written notice of such intention to the Limited Partners. Each Limited Partner shall have ten business days to reply after such notice has been sent, and any limited

Partner who does not vote against such assignment or transfer within such period shall be deemed to have consented to such transfer or assignment. Notwithstanding the foregoing, however, any such partial assignment or transfer shall not discharge the General Partner from any liability or obligation to the Partnership by reason of such partial assignment or transfer. The foregoing shall not be deemed to prohibit a General Partner from assigning without the consent of the Limited Partners all or a portion of its interest in the income and profits of the Partnership to an Affiliate.

                    6.02   Limited Partners. (a) No Limited Partner may assign
                           ----------------
or transfer their Partnership interest and have such transferee admitted as a substituted Limited Partner in respect of such interest without the prior written consent of the Managing General Partner. Any Limited Partner who desire to secure permission to transfer their interest shall notify the Managing General Partner in the manner referred to in Paragraph 8.02 hereof. The Managing General Partner may withhold its consent to any proposed transfer in its sole and absolute discretion and will in no event give such consent if the proposed transfer violates applicable federal or state securities laws or other laws or regulations.

                           (b)    Any Limited Partner who desires to transfer
their interest shall arrange for their transferee to be bound by the provisions of this Agreement by having such transferee execute such documents as shall be required by the Managing General Partner to make the transferee a party to this Agreement and by delivering the same to the Managing General Partner together with any such other information that may be required by counsel to the Managing General Partner to determine whether the proposed transfer violates applicable federal or state securities or other laws or regulations. The Managing General Partner in no event will give its consent to any proposed transfer unless and until the Partnership receives payment in full from the proposed transferee of any and all reasonable legal, accounting and other charges and fees incurred by the Partnership and its counsel in connection with any such transfer. If and when the consent of the Managing General Partner provided for in this Paragraph is secured, the transferee shall become a substituted Limited Partner as to the interest thus transferred.

                           (c)    Anything contained herein to the contrary
notwithstanding, no transfer or assignment of interests in the Partnership shall be effective if, in the opinion of counsel to the Partnership, (i) such transfer would result in the termination of the Partnership pursuant to Section 708 of the Code, or (ii) it would result in the Partnership being classified as an association taxable as a corporation or a publicly traded partnership for federal income tax purposes; and any such transfer shall be effected in such manner as may be necessary to maintain such continuity or the classification of the Partnership as a partnership for federal income tax purposes.

                           (d)    Any transferee of an interest in the
partnership shall succeed to the transferor's Capital Account as of the date of such transfer and shall be deemed to have received the cash distributions received by the transferor and, upon admission to the Partnership, shall be deemed to have made the Capital Contribution made by the transferor.

                           (e)    Notwithstanding anything contained herein to
the contrary, the Partnership shall not participate in the establishment of, or the inclusion of Units thereon, an established securities market for the Units within the meaning of Treasure Regulation section 1.7704-1(b) or a secondary market or the substantial equivalent thereof for the Units within the meaning of Treasury Regulation section 1.7704-1(c), and the Partnership shall not recognize any transfers of Units (including a right to profits, losses and distributions) made on any such market by redeeming the transferor Partner (in the case of a redemption or repurchase by the Partnership) or admitting the transferee partner or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive Partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Partnership and any such transfers shall be void ab initio.

                    6.03   Section 754 Election. In the event of a transfer of
                           --------------------
all or part of the interest of a Limited Partner in the Partnership by sale or exchange or on the death of a Limited Partner, upon the request of the transferee of such interest the Managing General Partner shall cause the Partnership to elect, pursuant to Section 754 of the Code, or corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Section 734 or 743 of the Code. This and all other elections required or permitted to be made by the Partnership under the Code shall be made by the Managing General Partner in such manner as in the Managing General Partner's reasonable judgment will be most advantageous to the Limited Partners.

                    VII.   DISSOLUTION OF PARTNERSHIP
                           --------------------------


                    7.01   Limited Partners. Neither the death or dissolution of
                           ----------------
a Limited Partner nor an act of bankruptcy by a Limited Partner will dissolve the Partnership or terminate the Partnership's business, but the rights of such Partner to receive Partnership distributions and allocation will, on the happening of such an event, devolve upon such Partner's legal representative or successor in interest, as the case may be, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. Such Partner's representative or successors in interest shall be liable for all of the obligations of such Partner hereunder.

                    7.02   General Partners. (a) An act of bankruptcy, removal
                           ----------------
or withdrawal of, or assignment for the benefit of creditors by any General Partner shall dissolve the Partnership. Notwithstanding anything in this Paragraph 7.02 to the contrary, if there is at least one remaining General Partner, then the business of the Partnership may be continued without dissolution and winding up if such General Partner(s) agrees. Additionally, the Partnership may be continued without dissolution and winding up if, within ninety (90) days after an event specified in this Paragraph 7.02, all the Partners agree in writing to continue the business of the Partnership without dissolving and winding up and to appoint, effective as of the date of bankruptcy, removal or withdrawal, one or more additional General Partners if necessary. A Majority in Interest of the Limited Partners shall select from the General Partners a Managing General Partner. The General Partners (or their legal representatives, as the case may be) are hereby deemed to consent to the continuation of the business of the Partnership by the appointment of the new general partner(s).

                           (b)  From and after the date of any event set forth
in Paragraphs 5.09 and 7.02(a), the bankrupt, removed or withdrawn General Partner or its legal representatives, as the case may be, shall be a limited partner of the Partnership and shall continue to hold its interest in Partnership allocations and distributions in such capacity.

                    7.03   Procedure.  Upon dissolution or termination of the
                           ---------
Partnership, the assets of the Partnership shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice and in the manner provided for in Paragraph 4.06 hereof, and the Managing General Partner shall cause to be prepared by the firm of certified public accountants then retained by the Partnership a statement setting forth the assets and liabilities of the Partnership as of the date of dissolution, which statement shall be furnished to all of the Partners. Upon the dissolution or termination of the Partnership, the net proceeds from the liquidation of the assets of the Partnership and any capital gain or capital loss relating thereto shall be distributed as provided in Paragraph 4.06(b) hereof.

                    7.04   Capital Accounts.  (a) For the purposes of any
                           ----------------
applicable state law, upon the dissolution or termination of the Partnership, any negative Capital Account balances of the Partners shall in no event be considered to be an asset of the Partnership and in no event shall the Partners have any obligation to make any repayment thereof or contribution of capital in respect thereto except as provided in Paragraph 7.04(b) hereof.

                           (b)  Notwithstanding any other provisions of this
Agreement, upon dissolution or termination of the Partnership, or upon the liquidation of a General Partner's interest in the Partnership, the General Partner will be required to contribute to the Partnership capital an amount equal to the deficit balance, if any, in their Capital Accounts on the date of dissolution or termination. Any contribution required to be made by a General Partner under this Paragraph 7.04(b) shall be made by the end of the tax year in which such dissolution, termination or liquidation occurs (or, if later, within 90 days after the date of such dissolution, termination or liquidation).

                    VIII.  MISCELLANEOUS
                           -------------

                    8.01   Agreement in Counterparts.  This Agreement may be
                           -------------------------
executed in counterparts, each of which, when so executed, shall be deemed an original, but all of which, taken together, shall constitute one and the same agreement, binding upon the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

                    8.02   Notices. All notices and demands under this Agreement
                           --------
shall be in writing, mailed, postage prepaid, by certified or registered mail, return receipt requested, directed to the parties at their respective addresses set forth in this Agreement, and to the Partnership at its office set forth and the same shall be deemed to have been given and made four days following the date thus mailed. Any Limited Partner may change their address by giving written notice to the Managing General Partner stating their new address. Any General Partner may change his address by giving written notice to all other Partners. The business address of the Partnership, the Managing General Partner and the Additional General Partners is 119 North Robinson, Suite 600, Oklahoma City, Oklahoma, 73102.

                    8.03   Power of Attorney. The Subscription Agreement
                           -----------------
contains a special power of attorney granted by the limited Partners to the president of the Managing General Partner. In the event of any conflict between the provisions of this Agreement and any document executed or filed by the Managing General Partner pursuant to the Special Power of Attorney granted in the Subscription Agreement, this Agreement shall govern.

                    8.04   Amendment. This Agreement may be modified or amended
                           ---------
at any time by a writing signed by all the General Partners and by a Majority in Interest of the Limited Partners. No modification or amendment of this Agreement, however, shall change the interests of any Partner in the capital, profit or cash distributions of the Partnership or his rights of contribution or withdrawal with respect thereto, or amend Paragraph 1.04 or Article VII hereof or this Paragraph 8.04 without the express, written consent of each Partner materially affected thereby.

                    8.05   Additional Documents.  Each party hereto agrees to
                           --------------------
execute, with acknowledgment or affidavit, if required by the Managing General Partner, any and all documents and writings which may be necessary or expedient in connection with the creation of the Partnership and the achievement of its purposes, specifically including the Partnership's Certificate of Limited Partnership and all amendments thereto or cancellation thereof.

                    8.06   Meetings.  Upon the written request of a Majority in
                           --------
Interest of the Limited Partners, the Managing General Partner will call a meeting of the Partners to be held at the Partnership's office in Oklahoma or such other location as is agreed to by the Partners requesting such meeting within a reasonable time after such request.

                    8.07   Validity.  In the event that any provision of this
                           --------
Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

                    8.08   Governing Law.  This Agreement shall be construed
                           -------------
according to, and the management of the Partnership shall be governed by, the laws of the State of Oklahoma.

                    8.09   Waiver. The waiver by any party hereto of the breach
                           ------
of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other part of the terms, covenants, agreements and conditions herein contained.

                    8.10   Federal Tax Audits.  (a) Each Limited Partner does
                           ------------------
hereby appoint and designate the Managing General Partner as tax matters partner ("TMP"), as such term is defined in the Code and the regulations thereunder.
The TMP is authorized to take all action on behalf of the Partnership and the Partners permitted under the Code. The Partnership may engage its accountants or attorneys to assist the TMP in discharging its duties hereunder.

                           (b)  The TMP shall be entitled to an indemnity from
the Partnership (subject to Paragraph 5.08) for any act performed by it within the scope of its duties as tax matters partner, except for the negligent or willful acts or failures to act as a tax matters partner, provided that any indemnity under this Paragraph shall be provided out of and to the extent of Partnership assets only and no Limited Partner shall have any personal liability on account thereof.

                           (c)  The TMP shall notify all Partners of the
commencement of any administrative proceeding by the Internal Revenue Service and shall keep all Partners currently advised of developments in any such proceedings.

                           (d)  Notwithstanding anything to the contrary
contained in this Paragraph 8.10, the TMP shall have no authority to bind any Limited Partner by any settlement agreement entered into by the TMP and the IRS, unless such Limited Partner has expressly notified the TMP in writing that the TMP is so authorized. Within thirty (30) days after the TMP has received notice from the IRS of a final partnership administrative adjustment, the TMP shall notify all of the Limited Partners of such final administrative adjustment and the effect it will have on their individual tax returns on a per Unit basis. Such notification shall also include information concerning the Limited Partners' right to request the same settlement terms from the IRS.

                           (e)  All reasonable expenses incurred by the TMP in
connection with any administrative proceeding before the IRS and/or judicial review of such proceeding, including reasonable attorneys' fees, shall be deemed a Partnership operating expense.

                           (f)  Any Partner other than the TMP who wishes to
participate in the administrative proceedings at the Partnership level may do, but any legal, accounting or other expenses incurred by such Partner in connection therewith shall not be deemed a Partnership expense but shall be paid by such Partner.

                    8.11   Delivery of Certificates. The Managing General
                           ------------------------
Partner shall not be required to deliver or mail to any Limited Partner a copy of any Certificate of Limited Partnership or amendment thereto unless such Partner specifically requests such certificate(s).

                    IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and in the year first above written.

                                GENERAL PARTNERS
                                ----------------

                                CORAL RESERVES ENERGY CORP.

                        By:     _____________________________________________
                                Leo Woodard, President

                                _____________________________________________
                                Leo Woodard, Individually

                                _____________________________________________
                                John Penton, Individually


                                LIMITED PARTNERS
                                ----------------

                                _____________________________________________
                                Leo Woodard, Withdrawing
                                Initial Limited Partner

                                _____________________________________________
                                John Penton, Withdrawing
                                Initial Limited Partner

                                _____________________________________________
                                Leo Woodard, as attorney-in-fact for the Limited Partners whose names are listed on Schedule A

                                     -28-